EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1 of Phyhealth Corporation of our report dated May 14, 2010 (except for Note 16 as to which the date is September 10, 2010) on the consolidated financial statements of Physicians Healthcare Management Group, Inc. and Subsidiaries as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 and the period from February 14, 2005 (Inception) to December 31, 2009 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
October 20, 2010